Exhibit 5.1

May 11, 2023

Rubicon Technologies, Inc.
335 Madison Avenue, 4th Floor

New York, NY 10017

Re:	Rubicon Technologies, Inc. Registration Statement on Form S-1

We have acted as special counsel to Rubicon Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2023 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an aggregate of 53,420,335 shares of Class A Common Stock of the Company (the “Shares”) and 1,581,250 private warrants of the Company (the “Private Warrants”) including (i) up to 31,822,294 Shares (the “SEPA Yorkville Shares”) that the Company may, at its discretion, elect to issue and sell to YA II PN, Ltd. (the “Yorkville Investor”), from time to time after the date of the prospectus that forms a part of the Registration Statement, pursuant to the Standby Equity Purchase Agreement, dated as of August 31, 2022, entered into by and between the Company and the Yorkville Investor (the “SEPA”), (ii) 200,000 Shares (the “Initial Yorkville Shares”) issued to the Yorkville Investor as consideration for its irrevocable commitment to purchase Shares at the Company’s direction, from time to time after the date of the prospectus that forms a part of the Registration Statement, upon the terms and subject to the conditions set forth in the SEPA, (iii) up to 5,629,245 Shares (the “First Closing Insider Shares”) issuable by the Company to various investors (the “First Closing Insider Investors”) if they fully convert their convertible debentures issued pursuant to the Securities Purchase Agreement, dated as of December 16, 2022 (the “First Closing Insider SPA”), by and between the Company and the First Closing Insider Investors, (iv) up to 3,367,509 Shares (the “Second Closing Insider Shares”) issuable by the Company to various investors (the “Second Closing Insider Investors”) if they fully convert their convertible debentures pursuant to the Securities Purchase Agreement, dated as of February 1, 2023 (the “Second Closing Insider SPA”), by and between the Company and the Second Closing Insider Investors, (v) up to 1,222,222 Shares (the “Chico Shares”) issued by the Company to Jose Miguel Enrich, Felipe Chico Hernandez, and Andres Chico Hernandez (collectively, the “Chico Investors”) pursuant to Subscription Agreements, dated as of March 16, 2023 (the “Chico Subscription Agreements”), by and between the Company and the Chico Investors, (vi) up to 5,440,302 Shares (the “Palantir Shares”) issued by the Company to Palantir Technologies Inc. pursuant to a share issuance agreement dated as of March 29, 2023 as payment for products and/or services provided to Rubicon Global, LLC, (vii) 3,877,750 Shares (the “Jefferies Shares”) issued to Jefferies LLC (“Jefferies”), as consideration for the post-closing deferred cash obligation, pursuant to the Underwriting Agreement, dated as of October 14, 2021 (as further amended on August 15, 2022) (the “Amended Underwriting Agreement”), by and between the Company (f/k/a Founder SPAC) and Jefferies, (viii) up to an aggregate of 1,581,250 Shares issuable upon the exercise of 1,581,250 Private Warrants (the “Private Shares”), (ix) 1,581,250 Private Warrants issued pursuant to a private placement warrants purchase agreement, dated as of October 14, 2021, by and between the Company and Jefferies (the “Private Placement Warrants Purchase Agreement”), and (x) 279,763 Shares (the “DSU Shares”) issuable upon the settlement of 279,763 DSUs issued pursuant to the Merger Agreement (as defined in the Registration Statement) as consideration to Michael Allegretti, who was formerly employed by the Company or its subsidiaries at the time of the DSU award.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Initial Yorkville Shares, the Palantir Shares, the Chico Shares and the Jefferies Shares have been duly authorized and are validly issued, fully paid and nonassessable; (ii) the SEPA Yorkville Shares, the First Closing Insider Shares, the Second Closing Insider Shares, the Private Shares and the DSU Shares have been duly authorized and, when issued in accordance with the terms of the SEPA, the First Closing Insider SPA, the Second Closing Insider SPA, the Private Placement Warrants Purchase Agreement and the DSUs, respectively, will be validly issued, fully paid and nonassessable; and (iii) the Private Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,
Winston & Strawn LLP